Exhibit 99.1

News Release (For Immediate Release)	Contact:	Mark D. Hauptman Vice President and CFO UICI 9151 Grapevine Highway North Richland Hills, Texas 76180 Phone: (817) 255-5200
UICI ANNOUNCES COMPLETION OF PREVIOUSLY-ANNOUNCED MERGER
NORTH RICHLAND HILLS, Texas, April 5, 2006 — UICI (NYSE: UCI), a leader in the health insurance market for individuals, the self-employed and small businesses, today announced that it completed its previously announced merger providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. As a result of the merger, holders of record on April 5, 2006 of UICI common shares (other than shares held by certain members of management and shares held through UICI’s agent stock accumulation plans) are entitled to receive $37.00 in cash per share.
     In the transaction, UICI’s public shareholders will receive aggregate consideration of approximately $1.6 billion, of which approximately $985.0 million was contributed as equity by the private equity investors. The balance of the merger consideration was financed with the proceeds of a $500.0 million term loan facility extended by a group of banks led by JPMorgan Chase Bank, N.A., and the proceeds of $100.0 million of trust preferred securities issued in a private placement, for which Merrill Lynch & Co. acted as financial advisor to the Company.
     “This transaction provides significant value for our shareholders, agents, employees and policyholders,” said William J. Gedwed, chairman, president and chief executive officer of UICI. “We are now in position to focus intently on our goal of being at the forefront of affordability and innovation in the health insurance industry.”
     “We are delighted to be partnering with UICI, a company with bright growth prospects, innovative health insurance tools, affordable plans, and a robust group of independent sales agents who provide the company with a powerful competitive advantage,” said Chinh Chu, Senior Managing Director of The Blackstone Group.
     Mellon Investor Services will act as disbursement agent in the merger transaction. On or about April 7, 2006, Mellon Investor Services will mail to UICI common shareholders of record on April 5 a letter of transmittal and instructions for receiving payment of the merger consideration. Holders of certificated common shares should expect to receive the merger consideration soon after submitting a properly completed letter of transmittal to Mellon Investor Services. All questions relating to receipt of the merger consideration in the UICI merger should be directed to Mellon Investor Services at 1-(866) 337-6369.
     UICI common shareholders whose shares are held by a broker, bank or other nominee should contact such broker, bank or other nominee regarding receipt of the merger consideration.
     UICI’s financial advisors in the transaction were Morgan Stanley and New Vernon Capital LLC, and its legal advisor was Jones Day. The Blackstone-led group of private equity investors was advised by JPMorgan and represented by Wachtell, Lipton, Rosen & Katz and Simpson Thacher & Bartlett.
CORPORATE PROFILE:
     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Student Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve. Through its Star HRG Division, UICI markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. Through its ZON Re USA unit, the Company underwrites, administers and issues accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. For more information, visit www.uici.net.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
     Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential” and similar expressions. Actual results may vary materially from those included in the forward-looking statements. Factors that could cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, general economic conditions; the continued ability of the Company to compete for customers and insureds in an industry where many of its competitors may have greater market share and/or greater financial resources; the Company’s ability to accurately estimate medical claims and control costs; changes in government regulation that could increase the costs of compliance or cause the Company to discontinue marketing its products in certain states; the Company’s failure to comply with new or existing government regulation that could subject it to significant fines and penalties; changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis); significant liabilities and costs associated with litigation; failure of the Company’s information systems to provide timely and accurate information; negative publicity regarding the Company’s business practices and/or regarding the health insurance industry in general; the Company’s inability to enter into or maintain satisfactory relationships with networks of hospitals, physicians, dentists, pharmacies and other health care providers; failure of the Company’s regulated insurance company subsidiaries to maintain their current ratings by A.M. Best Company, Fitch and/or Standard & Poor’s; failure to obtain court approval of the proposed settlements; and the other risk factors set forth in the reports filed by the Company with the Securities and Exchange Commission.
     UICI press releases and other company information are available at UICI‘s website located at www.uici.net